EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Acadia Realty Trust

Rye, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157886, 333-31630, 333-139950, 333-114785, 333-126712, 333-180607, 333-104727, 333-195665, 333-203236, 333-217594 and 333-249900) and Form S-8 (Nos. 033-95966, 333-106758, 333-87993, 333-214923, 333-184117 and 333-249898) of Acadia Realty Trust of our reports dated February 22, 2021, relating to the consolidated financial statements and financial statement schedules, and the effectiveness of Acadia Realty Trust and subsidiaries’ internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, New York

February 22, 2021